Exhibit 99.5

Neither this document, nor any stock option agreement connected with it, is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the UK Sub-Plan to the Alimera Sciences, Inc. 2019 Omnibus Incentive Plan (the “Sub-Plan”).  The Sub-Plan is exclusively available to bona fide employees and former employees of Alimera Sciences, Inc, Alimera Sciences Limited and any other UK Subsidiary.

UK SUB-PLAN TO THE

ALIMERA SCIENCES INC.

2019 OMNIBUS INCENTIVE PLAN

Additional Terms and Conditions for Options received by Participants resident in the UK

1. The purpose of this Sub-Plan is to provide incentives for present and future UK tax resident employees of Alimera Sciences, Inc., Alimera Sciences Limited and any other UK Subsidiary through the grant of options over shares of Common Stock of Alimera Sciences, Inc. (the “Company”).

2. Capitalized terms are defined in the Company’s 2019 Omnibus Incentive Plan (the “US Plan”), subject to the provisions of this Sub-Plan.

3. References to Incentive Stock Options and Non-Qualified Stock Options shall not apply to Options granted under the Sub-Plan, and shall be deleted.

4. All references to Stock Appreciation Rights (“SARs”) shall not apply under this Sub-Plan, and shall be deleted.

5. The Options granted under this Sub-Plan shall be designated as Non-tax favoured Options.

6. This Sub-Plan is governed by the US Plan and all its provisions shall be identical to those of the US Plan SAVE THAT (i) “Sub-Plan” shall be substituted for “Plan” where applicable and (ii) the following provisions in the Plan shall be amended as stated in this Sub-Plan in order to accommodate the specific requirements of the laws of England and Wales:

ARTICLE I.  PURPOSE

The words “UK-Sub-Plan to the” shall be inserted before the words “Alimera Sciences, Inc. 2019 Omnibus Incentive Plan” so as to amend the definition of the “Plan” to “the UK Sub-Plan to the Alimera Sciences, Inc. 2019 Omnibus Incentive Plan”.

The words “directors, officers” and “consultants” shall be deleted.

ARTICLE II.  DEFINITIONS

The following definitions shall be deleted: “Director Programs”, “Non-Qualified Stock Option”, and “SAR”.

The following definitions shall be amended:

“Award” – shall have the words “Non-tax favoured Option”, inserted after “any” and before “Restricted Stock Unit”.

“Cause”

•	under subsection (c), the word “felony” shall be deleted and replaced with the words “crime under any applicable law”;

•	under subsection (e), the words “federal or state” shall be deleted and replaced with the words “any applicable”;

•	under subsection (f), the words “or moral turpitude” shall be deleted; and

•	under subsection (h), the words “federal, state, or local” shall be deleted and replaced with the word “applicable”.

“Eligible Individuals” – the words “directors, officers” and “and consultants” shall be deleted.

“Individual Agreement” – the words “consulting or similar” shall be deleted.

“Plan” – shall be amended to read “means the UK Sub-Plan to the Alimera Sciences, Inc. 2019 Omnibus Incentive Plan”.

“Termination of Service”

•	the words “a performance service for” shall be deleted; and

•	the following footnote shall be added: “Note that to avoid employment claims, vesting should not be suspended in periods of maternity, shared parental leave etc. Please seek advice if in doubt”.

The following definitions shall be inserted:

“Award Tax Liability” means any liability or obligation of the Company and/or any subsidiary to account (or pay) for income tax (under the UK withholding system of PAYE (pay as you earn)) or any other taxation provisions and primary class 1 National Insurance Contributions in the United Kingdom to the extent arising from the grant, exercise, assignment, release, vesting, cancellation or any other disposal of an Award or arising out of the acquisition, retention and disposal of the Shares acquired under this Plan.

“Data” means certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any stock, units or directorships held in the Company or any subsidiary, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Participant’s favour.

“Data Recipients” mean third parties assisting the Company in the implementation, administration, and management of the Plan.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Non-tax favoured Option” means an option over shares in the Company that is neither an HM Revenue & Customs company share option (under Schedule 4 of ITEPA) nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 of ITEPA.

“Personal Representative” mean the personal representative(s) of a Participant (being either the executors of his will or if he dies intestate the duly appointed administrator(s) of his estate) who have provided to the Board evidence of their appointment as such.

“Secondary Contributor” means a person or company who has a liability to account (or pay) the Secondary NIC Liability to HM Revenue and Customs.

“Secondary NIC Liability” shall mean any liability to employer’s Class 1 National Insurance Contributions to the extent arising from the grant, exercise, release or cancellation of an Option or Restricted Stock Unit or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to an Option or Restricted Stock Unit.

“Section 431 Election” means an election made under section 431 of ITEPA.

“UK Subsidiary” means a subsidiary of the Company which is incorporated in the UK.

“US Plan” means the Alimera Sciences, Inc. 2019 Omnibus Incentive Plan.

ARTICLE III.  ADMINISTRATION [No Changes]

ARTICLE IV.  GENERAL TERMS OF AWARDS

In Section 4.3, the words “by will or by the laws of descent and distribution” shall be deleted from the first sentence and replaced with the words “on the Participant’s death only to the Participant’s Personal Representative”.

In Section 4.4, the words “Federal and state” shall be deleted from the first sentence. Later in Section 4.4, the words “any other applicable” shall be inserted after a comma before the words “laws and regulations”.

ARTICLE V.  SHARES SUBJECT TO PLAN; OTHER LIMITS

The words “this Plan” shall be replaced with the words “the US Plan (together with the Plan)” wherever they appear in this Article.

The text of Section 5.2 shall be deleted and replaced with “[intentionally omitted.]”.

ARTICLE VI.  OPTIONS

The last sentence of Section 6.1 shall be deleted in its entirety.

The text of each of Sections 6.2 and 6.3 shall be deleted and replaced with “[intentionally omitted.]”.

The following footnote shall be added to Section 6.6: “Frequent use of partial or total cash settlement can affect the tax treatment in the United Kingdom. Share settlement (in full) should be the default position with cash settlement being used only when necessary or in exceptional circumstances”.

In Section 6.6, the words “the signed Section 431 Election and” shall be inserted after the words “shall be accompanied by” and before the words “payment in full”.

Throughout Section 6.6, the words “(together with Any Award Tax Liability and any Secondary NIC Liability)” shall be inserted after each reference to the Exercise Price.

The text of Section 6.6(a) shall be deleted and replaced with “[intentionally omitted.]”.

In Section 6.6(b), the words “, and any applicable Federal, state, local or foreign withholding taxes” shall be deleted and replaced with a semi colon (;).

In Section 6.7, the words “and applicable taxes have been withheld” shall be deleted and replaced with the words “and the Participant submits a notice of exercise (together with the signed Section 431 Election)”.

In Section 6.8, the words “Stock Options and SARs” shall be deleted and replaced with the words “Non-tax favoured Options”.

ARTICLE VII.  RESTRICTED STOCK

The sentence: “Specific UK securities laws advice must be taken where Restricted Stock is acquired other than on exercise of an Option or vesting of a Restricted Stock Unit”. shall be inserted under the Article heading.

In the second paragraph of Section 7.2, the words “UK Sub-Plan to the” shall be inserted before “Alimera Sciences, Inc. 2019 Omnibus Incentive Plan”.

ARTICLE VIII.  RESTRICTED STOCK UNITS

The following footnote shall be inserted into Section 8.1: “Frequent use of partial or total cash settlement can affect the tax treatment in the United Kingdom. Share settlement (in full) should be the default position with cash settlement being used only when necessary or in exceptional circumstances”.

In Section 8.2(a), the following sentence shall be inserted onto the end of the Section, “The Committee may require the Participant to enter into a Section 431 Election as a condition of vesting”.

ARTICLE IX.  OTHER STOCK-BASED AWARDS; CASH AWARDS [No Changes]

ARTICLE X.  ADJUSTMENTS UPON CHANGE IN COMMON STOCK

The following footnote shall be inserted into the Article heading: “Note concerning EMI tax treatment: Changes that impact upon existing EMI Options may cause them to lose EMI tax treatment”.

Limb (a) of Section 10.4 shall be deleted and replaced with “[intentionally omitted.]”.

ARTICLE XI.  CHANGE IN CONTROL

The following footnote shall be inserted into the Article heading: “Note concerning EMI tax treatment: The assumption, cash cancellation etc. of EMI Options in a merger or other corporate event may cause such options to lose their favourable UK tax treatment”.

ARTICLE XII.  EFFECTIVE DATE, TERMINATION AND AMENDMENT

In Section 12.1, the words “this Plan” shall be replaced by the “US Plan”. The words “subject to and contingent upon approval by the Company’s stockholders” shall be deleted, and the word “stockholders” shall be replaced with “Board”.

In Section 12.2, the words “tenth anniversary of the Effective Date” shall be deleted and replaced with the words “termination of the US Plan”.

The following footnote shall be inserted into Section 12.3: “EMI treatment may be lost where amendments are made to the Plan which impact on existing Options”.

ARTICLE XIII.  MISCELLANEOUS PROVISIONS

In Section 13.2, the following words shall be inserted at the end of the sentence, “and the Company shall notify the Participant of where such policy may be found and shall inform the Participant each time such policy is updated”.

The text of Section 13.3 on “Withholding” shall be deleted and replaced with the following wording: “In the event that the Company or any subsidiary determines that it is required to account to HM Revenue & Customs for any Award Tax Liability or Secondary NIC Liability (under the Award agreement) arising from the grant, exercise, assignment, release, vesting, cancellation or any other disposal of the Award or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to the Award, the Participant, as a condition to the issue of Shares in connection with the Award, shall make such arrangements satisfactory to the Company to enable it or any subsidiary to satisfy any requirement to account for any Award Tax Liability (and, if applicable, any Secondary NIC Liability) that may arise in connection with the Option/Award including, but not limited to, arrangements satisfactory to the Company for withholding Shares that would otherwise be issued to the Participant”.

The penultimate sentence of Section 13.3(b) shall be amended to read “If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid only to the Personal Representative of the deceased Participant’s estate within thirty (30) days following the date of the Participant’s death; an Option will only be exercisable by the Participant’s Personal Representative within 12 months of the Participant’s death”.

The following sentence shall be added to the end of Section 13.6: “The Section 431 Election shall be governed by the laws of England and Wales”.